Let's look at your grant statement

(Items in Red need to be recorded on the Letter of Transmittal)

Allows webMethods to keep track of grants

Your name. If it's not, you have someone else's option information. You need to contact Human Resources at hr@webMethods.com

Tells which plan your options come from

The day you received your option grant

```
Employee Name: Gear, Terry

Grant No:    199
Grant Date: 1999-04-11          Plan: WEBM

Exercise Price:          $  68.00

Shares Granted:             5,000
Shares Exercised:           1,000
Shares Vested:              1,250
Shares Unvested:            3,750
Shares Outstanding:         4,000
Shares Exercisable:           250
```

The price at which the option was granted

The options you currently own

The options you *already have exercised*

The total options you have vested

Options you *can't exercise yet*

The total options that could be exercised

The total number of options you still have in this grant. This is the number of options you would surrender if you choose to participate in this program

webMethods.